EXHIBIT 99.1

NEWS RELEASE
Cleveland-Cliffs Inc. Reports Second-Quarter 2020 Results
CLEVELAND—July 30, 2020—Cleveland-Cliffs Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2020.
The Company reported total revenues of $1.1 billion, compared to the prior year's second-quarter consolidated revenues of $743 million.
The Company recorded a net loss of $108 million during the second quarter of 2020, and a loss of $0.31 per diluted share attributable to Cliffs' shareholders. This compares to net income of $161 million, or $0.57 per diluted share, recorded in the prior-year second quarter. For the six months ended June 30, 2020, the Company recorded a net loss of $157 million, compared to net income of $139 million during the same period in 2019.
For the second quarter of 2020, the Company reported an adjusted EBITDA1 loss of $82 million. This amount includes $159 million in idle costs and $32 million in corporate margin eliminations related to intercompany pellet sales.

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA[1]
Steel and Manufacturing	$(104.0)	$(1.1)	$(115.1)	$(1.9)
Mining and Pelletizing	82.4	280.5	164.2	328.0
Corporate and Eliminations	(60.4)	(31.0)	(108.4)	(56.5)
Total Adjusted EBITDA[1]	$(82.0)	$248.4	$(59.3)	$269.6
Cliffs' Chairman, President, and CEO Lourenco Goncalves said: “The second quarter was an unusual one, with the full impact of the COVID-19 pandemic hitting our clients. Our main concern then was preserving our liquidity during a time we were not able to ship steel to our clients in all markets we serve, and particularly in our main end-market, the automotive industry. As of today, our clients are back to healthy levels of operation, and our liquidity now sits solidly above the $1.1 billion mark. That happened way ahead of our conservative assumptions, creating a very exciting business prospect for a strong second semester.”

Mr. Goncalves added: “In any given year, the second quarter is always the time when our iron ore clients replenish their pellet inventories, depleted during the winter. Our success in continuing to sell pellets during this second quarter was also very important to our results, showing a clear differentiation between Cleveland-Cliffs and other companies in our space.”
Mr. Goncalves concluded: “We are excited, but not surprised, with the potential we are unleashing from the AK Steel footprint. We have already implemented all the synergy initiatives we disclosed at the time of the acquisition, with the updated amount of $151 million coming in much higher than the original target of $120 million in synergies. In the second half of this year we will finish the construction of our HBI plant, creating another highly profitable business for Cleveland-Cliffs in 2021 and beyond. At this time, based on our unique fully integrated and self-sufficient footprint, from iron ore pellets to highly sophisticated carbon and stainless steels and automotive parts, we are laser-focused on growing our business with our traditional automotive clients and on adding new ones from the roster of new manufacturers of electric vehicles, trucks and SUVs.”
Steel and Manufacturing

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Volumes - In Thousands of Net Tons
Flat-rolled steel shipments	619	818
Operating Results - In Millions
Revenues	$715.1	$932.6
Cost of goods sold	(859.9)	(1,106.5)
Selling Price - Per Net Ton
Average net selling price per net ton of flat-rolled steel	$1,056	$1,042
Steel and Manufacturing cost of goods sold of $860 million during the second quarter of 2020 included idle-related costs of approximately $119 million and amortization of fair value inventory step-up of $36 million. Cost of goods sold as a percentage of Revenues was unfavorably impacted by product sales mix primarily due to the COVID-19 pandemic, which resulted in lower sales volumes to automotive customers.

Mining and Pelletizing

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Volumes - In Thousands of Long Tons
Sales volume	4,759	6,227	6,893	7,777
Production volume	2,038	5,177	6,870	9,578

Operating Results - In Millions
Revenues	$489.0	747.2	$718.4	904.2
Cost of goods sold	(427.2)	(482.6)	(594.5)	(608.7)

Per Ton Information*
Revenues from product sales and services	$94.73	$112.64	$96.21	$108.89

Cash cost of goods sold rate[2]	$77.71	$67.00	$72.74	$65.99
Depreciation, depletion & amortization	4.03	3.15	5.50	4.90
Total cost of goods sold	$81.74	$70.15	$78.24	$70.89

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.
Second-quarter Mining and Pelletizing pellet sales volume of 4.8 million long tons included 1.0 million long tons of intercompany sales. Cash cost per ton of $78 per long ton included approximately $8 per long ton of idle costs.
Corporate and Eliminations
The Adjusted EBITDA loss of $60 million from Corporate and Eliminations for the second quarter of 2020 included: intercompany profit eliminations for iron ore sales from the Mining and Pelletizing Segment to the Steel and Manufacturing Segment of $32 million; corporate selling, general and administrative expenses, net of adjustments, of approximately $18 million; and corporate allocated selling, general and administrative expenses of $10 million.
Liquidity
As of July 28, 2020, the Company had total liquidity of approximately $1.125 billion, consisting of approximately $170 million in cash and $955 million of availability under its ABL credit facility. During the second quarter, the Company repaid $250 million in outstanding ABL borrowings.

Outlook and Market Commentary
Regarding business outlook, Mr. Goncalves stated: "Now that nearly all our facilities which were idled during the second quarter have resumed normal operations, during the second half of 2020 we will be able to demonstrate the potential of our new Cleveland-Cliffs footprint. With demand accelerating faster and more consistently than originally expected, we were pleased to record positive adjusted EBITDA during the month of June, way ahead of our initial forecast made earlier in Q2. Also, we expect idle costs to be less than $50 million during the third quarter and minimal in the fourth quarter, which will lead to a significant improvement in unit cost performance. As the market currently stands, we expect to see positive free cash flow in the second half of the year, which includes the capital spending necessary to complete the Toledo HBI project."
The capital spending expectation for the remainder of the year is $250 million, which includes approximately $110 million in remaining HBI spend and $25 million in capitalized interest. The Company expects to generate over $100 million in cash from working capital release during the second half of the year.
Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, July 30, 2020, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs is among the largest vertically integrated producers of differentiated iron ore and steel in North America. With an emphasis on non-commoditized products, the Company is uniquely positioned to supply both customized iron ore pellets and steel solutions to a quality-focused customer base. AK Steel, a wholly-owned subsidiary of Cleveland-Cliffs, is a leading producer of flat-rolled carbon, stainless and electrical steel products. The AK Tube and Precision Partners businesses provide customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. In 2020, Cliffs also expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 11,000 people across mining and steel manufacturing operations in the United States and Canada. For more information, visit www.clevelandcliffs.com or www.aksteel.com.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect our future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges, due to the ongoing COVID-19 pandemic or otherwise, of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by the COVID-19 pandemic, oversupply of imported products, reduced market demand and risks related to U.S. government actions with respect to Section 232, the USMCA and/or other trade agreements, treaties or policies; uncertainties associated with the highly competitive and highly cyclical steel industry and reliance on the demand for steel from the automotive industry; continued volatility of steel and iron ore prices and other trends, which may impact the price-adjustment calculations under certain of our sales contracts; our ability to successfully diversify our product mix and add new customers for our Mining and Pelletizing segment beyond our traditional blast furnace clientele; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant currently under construction, and to resume full operations at certain facilities that are or were temporarily idled due to the COVID-19 pandemic; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; the impact of our steelmaking customers reducing their steel production due to the COVID-19 pandemic, or increased market share of steel produced using methods other than those used by our customers, or increased market share of lighter-weight steel alternatives, including aluminum; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit cash flow available to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; problems or uncertainties with sales volume or mix, productivity, transportation, environmental liabilities, employee-benefit costs and other risks of the steel and mining industries; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to maintain appropriate relations with unions and employees; the ability of our customers, joint venture partners and third-party service providers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a production plant or mine and the carrying value of associated assets, as well as any resulting impairment charges; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures, infectious disease outbreaks and other unexpected events; adverse changes in interest rates, foreign currency rates and tax laws; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; our ability to realize the anticipated benefits of the merger with AK Steel and to successfully integrate the businesses of AK Steel into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees, as well as realizing additional future synergies; additional debt we assumed or issued in connection with the merger with AK Steel, as well as additional debt we incurred in connection with enhancing our liquidity during the COVID-19 pandemic, may negatively impact our credit profile and limit our financial flexibility; changes in the cost of raw materials and supplies; supply chain disruptions or poor quality of raw materials or supplies, including scrap, coal, coke and alloys; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; and unanticipated costs associated with healthcare, pension and OPEB obligations.
For additional factors affecting the business of Cliffs, refer to “Risk Factors” in Cliffs’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.
You are urged to carefully consider these risk factors.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Corporate Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$1,092.7	$743.2	$1,417.2	$900.2
Realization of deferred revenue	—	—	34.6	—
Operating costs:
Cost of goods sold	(1,207.5)	(480.2)	(1,563.5)	(606.3)
Selling, general and administrative expenses	(62.1)	(29.4)	(89.6)	(56.7)
Acquisition-related costs	(18.4)	—	(60.9)	—
Miscellaneous – net	(13.1)	(6.8)	(25.0)	(11.2)
Total operating costs	(1,301.1)	(516.4)	(1,739.0)	(674.2)
Operating income (loss)	(208.4)	226.8	(287.2)	226.0
Other income (expense):
Interest expense, net	(68.7)	(26.1)	(99.7)	(51.2)
Gain (loss) on extinguishment of debt	129.4	(17.9)	132.6	(18.2)
Other non-operating income	15.2	0.6	21.2	1.0
Total other income (expense)	75.9	(43.4)	54.1	(68.4)
Income (loss) from continuing operations before income taxes	(132.5)	183.4	(233.1)	157.6
Income tax benefit (expense)	24.7	(22.0)	76.1	(18.3)
Income (loss) from continuing operations	(107.8)	161.4	(157.0)	139.3
Income (loss) from discontinued operations, net of tax	(0.3)	(0.6)	0.3	(0.6)
Net income (loss)	(108.1)	160.8	(156.7)	138.7
Income attributable to noncontrolling interest	(15.8)	—	(19.3)	—
Net income (loss) attributable to Cliffs shareholders	$(123.9)	$160.8	$(176.0)	$138.7

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.31)	$0.59	$(0.51)	$0.49
Discontinued operations	—	—	—	—
	$(0.31)	$0.59	$(0.51)	$0.49
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.31)	$0.57	$(0.51)	$0.47
Discontinued operations	—	—	—	—
	$(0.31)	$0.57	$(0.51)	$0.47
Average number of shares (in thousands)
Basic	399,088	275,769	348,302	282,647
Diluted	399,088	285,479	348,302	293,580

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$73.7	$352.6
Accounts receivable, net	482.2	94.0
Inventories	1,933.6	317.4
Income tax receivable, current	62.6	58.6
Other current assets	90.2	75.3
Total current assets	2,642.3	897.9
Non-current assets:
Property, plant and equipment, net	4,547.9	1,929.0
Goodwill	139.3	2.1
Intangible assets, net	192.6	48.1
Income tax receivable, non-current	4.1	62.7
Deferred income taxes	506.5	459.5
Right-of-use asset, operating lease	213.0	11.7
Other non-current assets	245.0	92.8
TOTAL ASSETS	$8,490.7	$3,503.8
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$504.8	$193.2
Accrued liabilities	288.3	126.3
Other current liabilities	244.9	89.9
Total current liabilities	1,038.0	409.4
Non-current liabilities:
Long-term debt	4,451.6	2,113.8
Operating lease liability, non-current	191.5	10.5
Intangible liabilities, net	72.3	—
Pension and OPEB liabilities	1,159.6	311.5
Asset retirement obligations	181.1	163.2
Other non-current liabilities	278.4	137.5
TOTAL LIABILITIES	7,372.5	3,145.9
EQUITY
Total Cliffs shareholders' equity	792.9	357.9
Noncontrolling interest	325.3	—
TOTAL EQUITY	1,118.2	357.9
TOTAL LIABILITIES AND EQUITY	$8,490.7	$3,503.8

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Six Months Ended June 30,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$(156.7)	$138.7
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	111.5	40.9
Amortization of inventory step-up	59.4	—
Deferred income taxes	(72.5)	18.2
Loss (gain) on extinguishment of debt	(132.6)	18.2
Loss (gain) on derivatives	8.0	(27.2)
Other	(28.0)	28.4
Changes in operating assets and liabilities, net of business combination:
Receivables and other assets	365.7	145.4
Inventories	(126.1)	(148.7)
Payables, accrued expenses and other liabilities	(327.9)	(62.8)
Net cash provided (used) by operating activities	(299.2)	151.1
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(282.9)	(300.9)
Acquisition of AK Steel, net of cash acquired	(869.3)	—
Other investing activities	(0.2)	8.5
Net cash used by investing activities	(1,152.4)	(292.4)
FINANCING ACTIVITIES
Repurchase of common shares	—	(252.9)
Proceeds from issuance of debt	1,762.9	720.9
Debt issuance costs	(57.9)	(6.8)
Repurchase of debt	(999.5)	(729.3)
Borrowings under credit facilities	800.0	—
Repayments under credit facilities	(250.0)	—
Dividends paid	(40.8)	(28.9)
Other financing activities	(43.6)	(10.9)
Net cash provided (used) by financing activities	1,171.1	(307.9)
Decrease in cash and cash equivalents, including cash classified within other current assets related to discontinued operations	(280.5)	(449.2)
Less: decrease in cash and cash equivalents from discontinued operations, classified within other current assets	(1.6)	(3.2)
Net decrease in cash and cash equivalents	(278.9)	(446.0)
Cash and cash equivalents at beginning of period	352.6	823.2
Cash and cash equivalents at end of period	$73.7	$377.2

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(108.1)	$160.8	$(156.7)	$138.7
Less:
Interest expense, net	(68.6)	(26.3)	(99.7)	(51.4)
Income tax benefit (expense)	24.7	(22.0)	76.1	(18.3)
Depreciation, depletion and amortization	(77.1)	(21.0)	(111.5)	(40.9)
Total EBITDA	$12.9	$230.1	$(21.6)	$249.3
Less:
EBITDA of noncontrolling interests (A)	$20.5	$—	$25.1	$—
Gain (loss) on extinguishment of debt	129.4	(17.9)	132.6	(18.2)
Severance costs	(16.6)	—	(35.9)	(1.7)
Acquisition-related costs excluding severance costs	(1.8)	—	(25.0)	—
Amortization of inventory step-up	(36.2)	—	(59.4)	—
Impact of discontinued operations	(0.4)	(0.4)	0.3	(0.4)
Total Adjusted EBITDA	$(82.0)	$248.4	$(59.3)	$269.6

(A) EBITDA of noncontrolling interests Includes $15.8 million and $19.3 million for income and $4.7 million and $5.8 million of depreciation, depletion and amortization for the three and six months ended June 30, 2020, respectively.

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents Mining and Pelletizing cash cost of goods sold rate per long ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight, which has no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Below is a reconciliation in dollars of this non-GAAP financial measure to the Mining and Pelletizing segment cost of goods sold.

	(In Millions)
	Mining and Pelletizing
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cost of goods sold	$427.2	$482.6	$594.5	$608.7
Less:
Freight	38.2	45.8	55.2	57.4
Depreciation, depletion & amortization	19.2	19.6	37.9	38.1
Cash cost of goods sold	$369.8	$417.2	$501.4	$513.2